Exhibit 10.2

EXECUTION COPY
CONFIDENTIAL

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of February 2, 2021 (the “Execution Date”), by and between Shanghai Junshi Biosciences Co., Ltd., a company organized under the laws of the People’s Republic of China, having its place of business at Level 13, Building 2, Nos. 36 and 58, Hai Qu Road, China (Shanghai) Pilot Free Trade Zone, the PRC (“Junshi”), and Coherus BioSciences, Inc., a Delaware corporation having its principal place of business at 333 Twin Dolphin Drive, Suite 600 Redwood City, CA 94065 (“Coherus”). The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

RECITALS

Coherus has agreed to sell, and Junshi has agreed to purchase, shares of Common Stock subject to and in accordance with the terms and provisions of this Agreement.

AGREEMENT

For good and valuable consideration, the Parties agree as follows:

Section 1. SALE AND PURCHASE OF STOCK

1.1Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing, Coherus will issue and sell to Junshi, and Junshi will purchase from Coherus 2,491,988 shares of Common Stock, which number of shares of Common Stock is equal to the quotient of (a) $50,000,000 divided by (b) $20.0643, being the daily weighted average price per share of the Common Stock on Nasdaq over the ten (10) trading day period ending on and including the last trading day prior to the execution date of the Collaboration Agreement (the “Per Share Price”), rounded down to the nearest whole number of shares of Common Stock, (the shares of Common Stock represented by such formula, the “Shares”) for an aggregate purchase price equal to $50,000,000 (the “Purchase Price”).

1.2Payment. At the Closing, Junshi will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by Coherus to Junshi at least seven (7) Business Days prior to the Closing, and Coherus will deliver the Shares in book-entry form to Junshi upon receipt of the Purchase Price.

1.3Closing.

(a)Closing. The closing of the transaction contemplated by Section 1.1 (the “Closing”) will be held within seven (7) Business Days after the conditions to closing set forth in Section 7 are satisfied or waived for the Closing (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other time and/or date as may be jointly designated by Junshi and Coherus for the Closing.

(b)	Closing Deliverables.

(i)	At the Closing, Coherus will deliver to Junshi:

(1)a duly executed cross-receipt for the Purchase Price in exchange for the issuance of the Shares in form and substance reasonably satisfactory to each party; and

(2)a certificate in form and substance reasonably satisfactory to Junshi and duly executed on behalf of Coherus by an authorized officer of Coherus, certifying that the conditions to Closing set forth in Section 7.2 have been fulfilled.

(ii)	At the Closing, Junshi will deliver to Coherus:

(1)the Purchase Price by wire transfer of immediately available funds pursuant to Section 1.2;

(2)a duly executed cross-receipt for the Shares in exchange for the receipt of the Purchase Price; and

(3)a certificate in form and substance reasonably satisfactory to Coherus and duly executed on behalf of Junshi by an authorized officer of Junshi, certifying that the conditions to Closing set forth in Section 7.1 have been fulfilled.

(iii)As promptly as practicable following the Closing, Coherus will deliver to Junshi evidence from its transfer agent that the Shares have been issued to Junshi in book-entry form.

Section 2. REPRESENTATIONS AND WARRANTIES OF COHERUS

Except as otherwise specifically contemplated by this Agreement, Coherus hereby represents and warrants to Junshi that:

2.1Private Placement; No General Solicitation. Subject to the accuracy of the representations made by Junshi in Section 3, the offer, issuance and sale of the Shares to Junshi as contemplated hereby are exempt from the registration requirements of the Securities Act. Coherus has not engaged any brokers, finders, placement agents or other agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s or financial advisory fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby. Coherus has not engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

2.2Organization and Qualification. Each of Coherus and its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate, limited liability company or similar organizational power and authority to conduct its business as currently conducted. Each of Coherus and its subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

2.3Authorization; Enforcement. Coherus has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Coherus and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in accordance with the terms hereof) have been duly authorized by the Board and no further consent or authorization of Coherus, the Board or its stockholders is required. This Agreement has been duly executed by Coherus and constitutes a legal, valid and binding obligation of Coherus enforceable against Coherus in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.4Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non- assessable, free and clear of all Liens (except for the restrictions set forth in this Agreement or under applicable securities laws) and will not be subject to preemptive rights or other similar rights of stockholders of Coherus.

2.5	SEC Documents, Financial Statements.

(a)The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act. Coherus has delivered or made available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to Junshi complete copies of its most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, and any report on Form 8-K, in each case filed with the SEC after January 1, 2020 and prior to the Execution Date (the “SEC Documents”). As of its respective date, each SEC Document complied as to form in all material respects with the requirements of the Exchange Act and, as of its respective date, each SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)As of its respective date, the financial statements, together with the related notes and schedules, of Coherus included in the SEC Documents complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of Coherus and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed on or reflected or reserved against in, the financial statements, Coherus has not, and is not subject to any material liabilities of the type required to be disclosed in the financial statements, except (i) liabilities incurred in the ordinary course of business since the date of its most recent financial statements (none of which is resulting from a breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (ii) liabilities that were incurred under any contract or agreement to which Coherus is a party (but, in each case, none of which resulted from a breach thereof), or (iii) liabilities incurred as a result of or arising out of the transactions contemplated under this Agreement.

(c)The Common Stock is listed on Nasdaq, and Coherus has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. Coherus has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.

2.6Internal Controls; Disclosure Controls and Procedures. Coherus maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Coherus has implemented the “disclosure controls and procedures” (as defined in Rules 13a- 15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officer and principal financial officer of Coherus to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects. Each of the principal executive officer and the principal financial officer of Coherus has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by Coherus with the SEC after January 1, 2020. Since January 1, 2020, neither Coherus, nor, to Coherus’ knowledge, any of Coherus’ employees or independent auditors, has identified or been made aware of (a) any significant deficiency or material weakness (as defined in Rule 12b-2 under the Exchange Act) in the system of internal  accounting controls utilized by Coherus, (b) any fraud, whether or not material, that involves Coherus’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Coherus or (c) any claim or allegation regarding any of clauses (a) and (b), in each case, except to the extent disclosed in the SEC Documents.

2.7Capitalization and Voting Rights

(a)The authorized capital of Coherus as of the date hereof consists of: (i) 300,000,000 shares of Common Stock of which, as of January 23, 2021, (w) 72,681,383 shares were issued and outstanding, which excludes 1,833,640 shares of unvested restricted stock subject to repurchase, (x) 5,531,162 shares were available for future issuance pursuant to Coherus’s stock-based compensation plans, (y) 20,348,826 shares were issuable upon the exercise of stock options outstanding as of such date and (z) 16,416,023 shares were available  for were issuable upon exercise of outstanding convertible notes issued by Coherus, and (ii)

5,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable and (C) were issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive rights.

(b)	All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)As of January 23, 2021, there were not any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which Coherus is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of Coherus other than options granted pursuant to its stock-based compensation plans, which plans are described in the SEC Documents.

(d)Except pursuant to this Agreement or as described in this Section 2.7, Coherus is not a party to or subject to any agreement or understanding relating to (i) the voting of shares of capital stock of Coherus or the giving of written consents by a stockholder or director of Coherus, (ii) the issuance, sale, transfer or other disposition of or the repurchase, redemption or other acquisition of the equity interests of Coherus, (iii) any preemptive right, right of participation, right of maintenance, right of first refusal or any similar right with respect to equity interests of Coherus, (iv) the registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any equity interest of Coherus.

(e)Except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any equity interest issued by Coherus and the issuance and sale of the Shares will not obligate Coherus to issue shares of Common Stock or other equity interests to any Person (other than Junshi) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under any equity interests.

(f)To Coherus’ knowledge, except as set forth in the SEC Documents or any schedules filed with the SEC pursuant to Rule 13d-1 of the Exchange Act by reporting persons, no Person or group of related Persons “beneficially owns,” or has the right to acquire, by agreement with or by obligation binding upon Coherus, “beneficial ownership” of in excess of five percent (5%) of the outstanding Common Stock. For the purpose of this Section 2.7(f), (a) the terms “beneficial own” and “beneficially ownership” will have meanings correlative to that of “beneficial owner” as determined in accordance with Rule 13d-3 under the Exchange Act.

2.8	No Conflicts; Government Consents and Permits.

(a)The execution, delivery and performance of this Agreement by Coherus and the consummation by Coherus of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of (a) Coherus’s Certificate of Incorporation or Bylaws or (b) any organizational documents of any of its subsidiaries, (ii) violate or conflict with, or result in a breach of any provision of or constitute a default under, any agreement, indenture or instrument to which Coherus or any of its subsidiaries is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Coherus any of its subsidiaries, except in the case of clauses (i)(b), (ii) and (iii) only, for such conflicts, breaches, defaults and violations as would not reasonably be expected to be, have a Material Adverse Effect or result in a liability for Junshi.

(b)Coherus is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any post- signing filings required to be made under federal or state securities laws or (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq.

2.9Litigation. Other than as set forth in the SEC Documents filed prior to the Execution Date, there is no action, suit, proceeding or investigation pending (of which Coherus has received notice or otherwise has knowledge) or, to Coherus’s knowledge, threatened, against Coherus or any of its subsidiaries or which Coherus or any of its subsidiaries intends to initiate, except where such action, suit, proceeding or investigation, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

2.10Licenses and Other Rights; Compliance with Laws. Each of Coherus and its subsidiaries has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Neither Coherus nor any of its subsidiaries has taken any action that would interfere with its ability to renew all such Permit(s) when required, except where the failure to renew such Permit(s) would not reasonably be expected to have a Material Adverse Effect. Each of Coherus and its subsidiaries is and has been in compliance with all laws applicable to its business, properties and assets, except where the failure to be in compliance has not been and would not reasonably be expected to be, material to Coherus and its subsidiaries, taken as a whole.

2.11	Absence of Certain Changes.

(a)Except as disclosed in the SEC Documents filed prior to the Execution Date, since September 30, 2020, no change or event has occurred, except where such change or event has not and would not reasonably be expected to have a Material Adverse Effect.

(b)Except as set forth in the SEC Documents filed prior to the Execution  Date or as contemplated by this Agreement or the Collaboration Agreement, since September 30, 2020, Coherus has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

(c)Since September 30, 2020, neither Coherus nor any of its subsidiaries has (i) admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction, (ii) experienced any loss, damage or destruction to, or any interruption in the use of, any of the assets of Coherus or its such subsidiary (whether or not covered by insurance) or incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Coherus’ financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, or (iii) altered its method of accounting or changed its auditors, except in the case of clauses (ii) and (iii) any such loss, damage, destruction, interruption or alteration that would not reasonably be expected to have a Material Adverse Effect.

2.12Not an Investment Company. Coherus is not, and solely after receipt of the Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.13No Integration. Coherus has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

2.14Transactions With Affiliates. Except as set forth in the SEC Documents filed prior to the Execution Date, none of the officers or directors of Coherus or any of its subsidiaries is presently a party to any transaction with Coherus or any of its subsidiaries (other than for ordinary course services as employees, officers or directors) that would be required to be reported on its Annual Report on Form 10-K.

2.15Manipulation of Price. Coherus has not, and to Coherus’ knowledge no one acting on its behalf has, since January 1, 2020 (a) taken, directly or indirectly, any action designed to cause or to result, or that would reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of Coherus to facilitate the sale or resale of any of the Shares, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Shares, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Coherus, in each case in violation of any federal or state securities law.

2.16Not a TID Business. Coherus is not, and will not immediately following the Closing be, a “TID business” as defined in 31 C.F.R. § 800.248.

Section 3. REPRESENTATIONS AND WARRANTIES OF JUNSHI

Except as otherwise specifically contemplated by this Agreement, Junshi hereby represents and warrants to Coherus that:

3.1Authorization; Enforcement. Subject to the receipt of the PRC Approvals, Junshi (a) has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and (b) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Junshi enforceable against Junshi in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.2	No Conflicts; Government Consents and Permits.

(a)The execution, delivery and performance of this Agreement by Junshi and the consummation by Junshi of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of Junshi’s articles of association, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture or instrument to which Junshi is a party or (iii) result  in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Junshi, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults and violations as would not reasonably be expected to affect the ability of Junshi to consummate the transactions contemplated hereby or perform its obligations hereunder or result in a liability for Coherus.

(b)Junshi is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Shares in accordance with the terms hereof other than such as have been made or obtained, except for any consent required under the PRC Approvals.

3.3Investment Purpose. Junshi is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of the Shares. Junshi will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 6.1 and Section 6.2.

3.4Reliance on Exemptions. Junshi understands that Coherus intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Coherus is relying upon the truth and accuracy of, and Junshi’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Junshi set forth herein in order to determine the availability of such exemptions and the eligibility of Junshi to acquire the Shares.

3.5Accredited Investor; Access to Information. Junshi is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares. Junshi has been furnished with materials relating to the offer and sale of the Shares that have been requested by Junshi, including Coherus’s SEC Documents, and Junshi has had the opportunity to review the SEC Documents. Junshi has been afforded the opportunity to ask questions of Coherus.

3.6Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Coherus for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Junshi.

3.7Governmental Review. Junshi understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

Section 4. STANDSTILL AGREEMENT.

4.1Prior to the three (3) year anniversary of the Closing Date (the “Standstill Period”), Junshi and its Affiliates will not, directly or indirectly, except as expressly approved or invited by Coherus:

(a)effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Coherus, (ii) any tender or exchange offer, merger or other business combination involving Coherus, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Coherus or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of Coherus;

(b)form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Coherus;

(c)otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of Coherus;

(d)take any action that would reasonably be expected to require Coherus to make a public announcement regarding any of the types of matters set forth in clause (a) above; or

(e)enter into any discussions or arrangements with any person with respect to any of the foregoing.

4.2Junshi also agrees during the Standstill Period not to request Coherus (or its representatives), directly or indirectly, to amend or waive any provision of this Section 4, other than by means of a confidential communication to the Coherus Chairman of the Board or Chief Executive Officer; provided that such communication will not require public disclosure. Junshi represents and warrants that, as of the Execution Date, neither Junshi nor any of its Affiliates owns, of record or beneficially, any voting securities of Coherus, or any securities convertible into or exercisable for any voting securities of Coherus.

4.3Notwithstanding the provisions set forth in Sections 4.1 and 4.2 (the “Standstill Provisions”), Junshi shall immediately, and without any other action by Coherus, be released from its obligations under the Standstill Provisions if: (a) Coherus executes a definitive agreement with a third party providing for an acquisition (by way of merger, tender offer or otherwise), of more than 50% of Coherus’s outstanding Common Stock or all or substantially all of Coherus’s assets or (b) a third party commences a tender offer seeking to acquire beneficial ownership of more than 50% of Coherus’s outstanding Common Stock and the Board recommends that the stockholders tender their Common Stock in such tender offer.

Section 5. VOTING AGREEMENT.

5.1If the Proxyholder instructs Junshi in writing to vote in favor of, or against, any matter, action, ratification or other event for which approval of the holders of Coherus’s stock is sought (either by vote or written consent) or upon which such holders are otherwise entitled to vote, including the election of directors, but excluding any Extraordinary Matter (collectively, a “Coherus Stockholder Matter”), then Junshi will (i) after receiving proper notice of any meeting of stockholders of Coherus related to such Coherus Stockholder Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Shares as to which Junshi has beneficial ownership or as to which Junshi otherwise exercises voting or dispositive authority in the manner directed by the Proxyholder.

5.2Extraordinary Matters. Junshi may vote or execute a written consent with respect to, any or all of the voting securities of Coherus as to which they are entitled to vote or execute a written consent, as it may determine in its sole discretion, with respect to the following matters, if presented to Coherus’s stockholders for approval (each such matter being an “Extraordinary Matter”):

(i)any transaction which would result in a Change of Control of Coherus;

(ii)the payment of any dividends to any class of stockholders of Coherus;

(iii)any matter relating to or arising from the transactions contemplated by the Collaboration Agreement; or

(iv)	any liquidation or dissolution of Coherus.

5.3Appointment of Proxy. To secure Junshi’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, Junshi hereby appoints the Proxyholder, or his designees, as Junshi’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of Junshi’s Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of Junshi. The proxy and power granted by Junshi pursuant to this Section 5 are coupled with an interest and are given to secure the performance of Junshi’s duties under this Agreement. Each such proxy and power will be irrevocable until the agreements contained in this Section 5expire in accordance with Section 5.5. The proxy and power will survive the merger, consolidation, conversion or reorganization of Junshi or any other entity holding any Shares (other than any Shares sold by Junshi in compliance with Section 6). For the avoidance of doubt, the proxy granted by this Section 5 shall not apply to any Extraordinary Matter.

5.4No Revocation. The voting agreements contained in this Section 5 are coupled with an interest and may not be revoked prior to their expiration in accordance with Section 5.5.

5.5Expiration. The agreements contained in this Section 5 will expire (i) in part, solely with respect to any Shares sold by Junshi in an arm’s length sale to a non-Affiliate in compliance with this Agreement upon the execution of the sale of such Shares, and (ii) as a whole on the earlier of (a) the three (3) year anniversary of the Closing Date and (b) the date the Collaboration Agreement is terminated; provided, however, that in no event shall such expiration date be prior to the one-year anniversary of the Closing Date. For the avoidance of doubt, the agreements contained in this Section 5 shall not limit Junshi’s ability to transfer or resell any Shares, provided that such transfers or resales are done in accordance with Section 6.

Section 6. TRANSFER, RESALE, LEGENDS.

6.1	Transfer or Resale. Junshi understands that:

(a)the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, Junshi may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Junshi has delivered to Coherus an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption  from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144; and

(b)any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

6.2Lock-Up. Junshi agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the earlier of (a) the day following the two (2) year anniversary of the Closing Date and (b) the date the Collaboration Agreement is terminated (the “Holding Period”). In addition, after the expiration of the Holding Period, in any single trading day Junshi will not (i) sell an amount of Shares that exceeds 5% of the average daily trading volume of the Common Stock on Nasdaq over the five (5) trading day period ending on the trading day immediately prior to such trading date (the “Volume Limitation”) or (ii) knowingly sell, and will instruct its broker not to sell, any Shares to a Competitor (unless the identity of the purchaser is not known to Junshi or the broker). Notwithstanding the foregoing, this Section 6.2 will not preclude, and the Volume Limitation shall not apply to, sales of Shares by Junshi to a third party pursuant to a tender offer made by such third party.

6.3Legends. Junshi understands the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

If such Shares may be transferred pursuant to Section 6.2, Junshi may request that Coherus remove, and Coherus agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares, if permitted by applicable securities law, within two (2) Business Days of any such request; provided, however, each party will be responsible for any fees it incurs in connection with such request and removal.

Section 7. CONDITIONS TO CLOSING

7.1Conditions to Obligations of Coherus. Coherus’s obligation to complete the purchase and sale of the Shares and deliver the Shares to Junshi is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)Representations and Warranties. The representations and warranties made by Junshi in Section 3 will be true and correct in all material respects as of the Closing Date,

except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(b)Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Junshi on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(d)No Governmental Prohibition. The sale of the Shares by Coherus and the purchase of the Shares by Junshi will not be prohibited by any applicable law or governmental order or regulation or by any Governmental Authority.

(e)	PRC Approvals. The PRC Approvals shall have been obtained and shall remain valid.

(f)Collaboration Agreement. Junshi shall have duly executed and delivered the Collaboration Agreement to Coherus, and subject to execution by Junshi, such agreement shall be in full force and effect pursuant to its terms.

(g)Closing Deliverables. All  closing  deliverables  as  required  under Section 1.3(b) shall have been delivered by Junshi to Coherus.

7.2Conditions to Junshi’s Obligations at the Closing. Junshi’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)Representations and Warranties. The representations and warranties made by Coherus in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(b)Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Coherus on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)Transfer Agent Instructions. Coherus will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Junshi in a form and substance acceptable to such transfer agent.

(d)Nasdaq Qualification. The Shares will be duly authorized for listing by Nasdaq, subject to official notice of issuance.

(e)Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(f)	PRC Approvals. The PRC Approvals shall have been obtained and shall remain valid.

(g)Collaboration Agreement. Coherus shall have duly executed and delivered the Collaboration Agreement to Junshi, and subject to execution by Coherus, (i) such agreement shall be in full force and effect pursuant to its terms, and (ii) the Upfront Payment (as defined in the Collaboration Agreement) shall have been fully paid by Coherus pursuant to its terms.

(h)No Governmental Prohibition. The sale of the Shares by Coherus, and the purchase of the Shares by Junshi will not be prohibited by any applicable law or governmental order or regulation or by any Governmental Authority.

(i)Closing Deliverables. All  closing  deliverables  as  required  under Section 1.3(b) shall have been delivered by Coherus to Junshi.

Section 8. TERMINATION.

8.1	Ability to Terminate. This Agreement may be terminated:

(a)	at any time by mutual written consent of Coherus and Junshi;

(b)by Coherus, upon written notice to Junshi, so long as Coherus is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of Junshi set forth in this Agreement or (ii) if any representation or warranty of Junshi shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1 could not be satisfied by the Termination Date;

(c)by Junshi, upon written notice to Coherus, so long as Junshi is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.2, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of Coherus set forth in this Agreement, or (ii) if any representation or warranty of Coherus shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.2 could not be satisfied by the Termination Date.

(d)by either Coherus or Junshi, upon written notice to the other, if the Closing has not occurred on or before the date six (6) months after the Execution Date (the “Termination Date”). In such event, neither party shall have any further obligations under this Agreement.

8.2Automatic Termination. In the event that the Collaboration Agreement is terminated prior to the Closing Date, this Agreement shall terminate automatically.

8.3Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 or Section 8.2, (a) this Agreement (except for this Section 8.3 and Section 9, and any definitions set forth in this Agreement and used in such Sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 8.3 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

Section 9. GOVERNING LAW; MISCELLANEOUS.

9.1Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

9.2Market Listing. Coherus shall use reasonable best efforts to (a) maintain the listing and trading of the Common Stock on Nasdaq and (b) effect the listing of the Shares on Nasdaq.

9.3CFIUS. Notwithstanding anything to the contrary in this Agreement, the Collaboration Agreement or any other agreement between the parties, Junshi shall neither be permitted nor seek (a) control rights (as defined in 31 C.F.R. § 800.208) in respect of Coherus or any Coherus subsidiary; (b) membership or observer rights on, or the right to nominate an individual to a position on, the Board or equivalent governing body of any Coherus subsidiary; (c) access to any material nonpublic technical information (as defined at 31 C.F.R. § 800.232) in the possession of Coherus or any Coherus subsidiary; or (d) any involvement, other than through voting of shares, in substantive decision making of Coherus or any Coherus subsidiary regarding: (i) the use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens (as defined at 31 C.F.R. § 800.241) maintained or collected by Coherus or any Coherus subsidiary; (ii) the use, development, acquisition, or release of critical technologies (as defined at 31 C.F.R. § 800.215); or (iii) the management, operation, manufacture, or supply of covered critical infrastructure, in each case of (b)-(d), within the meaning of 31 C.F.R. § 800.211(b). Junshi hereby waives any such rights to which it may be entitled under this Agreement, the Collaboration Agreement or any other agreement between the parties or otherwise, including any statutory rights to such information as a stockholder of Coherus.

9.4PRC Approvals. Junshi shall, (a) as promptly as practicable following the date hereof (but in any event within ten (10) Business Days after the date of this Agreement), file all documentation necessary to be filed with MOFCOM and NDRC in connection with the PRC Approvals, and (b) within five (5) Business Days after Junshi obtains the necessary approval from MOFCOM and NDRC (whichever is later) in connection with the PRC Approvals, file the documentation necessary to be filed with a bank designated to handle the foreign exchange affairs for the transaction contemplated hereunder in connection with the PRC Approval by SAFE. Junshi shall (i) use its reasonable best efforts to take all actions required by law and otherwise reasonably necessary to obtain the PRC Approvals as promptly as practicable; (ii) provide Coherus with reasonable opportunity to review and comment on any written submissions, which comments will be considered in good faith; and (iii) keep Coherus reasonably apprised of the status of inquiries from, and communications with, any Governmental Authority with respect to the PRC Approvals.

9.5Counterparts; Electronic Signatures. This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic PDF of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.6Headings. The headings of this Agreement are for convenience of reference  only, are not part of this Agreement and do not affect its interpretation.

9.7Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.8Entire Agreement; Amendments. This Agreement (including any schedules  and exhibits hereto) and the Collaboration Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement (including any schedules and exhibits hereto) and the Collaboration Agreement supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver effected in accordance with this Section 9.8 will be binding upon Junshi and Coherus.

9.9Notices. All notices required or permitted hereunder will be in writing and will  be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to Coherus, addressed to:Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

Attention: Chief Executive Officer

E-mail: DML152@coherus.com

with a copy to:Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

Attention: Chief Legal Officer

E-mail: tfitzpatrick@coherus.com

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, Massachusetts 02199

Attention: Zachary R. Blume

E-mail: Zachary.Blume@ropesgray.com

If to Junshi, addressed to:Shanghai Junshi Biosciences Co., Ltd.

Level 13, Building 2, Nos. 36 and 58, Hai Qu Road

Shanghai, China 201203

Attention: CEO

And to:Shanghai Junshi Biosciences Co., Ltd.

Level 13, Building 2, Nos. 36 and 58, Hai Qu Road

Shanghai, China 201203

Attention: Board Secretary, Securities Department

with a copy to:Jones Day

51 Louisiana Avenue, N.W.

Washington, DC 20001

Attention: Daniel J. Michaels

E-mail: dmichaels@jonesday.com

9.10Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Coherus will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Junshi, and Junshi will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Coherus; provided, however, that Junshi may assign this Agreement together with all of the Shares it then owns (subject to Section 4, Section 5 and Section 6) to any wholly-owned subsidiary and any such assignee may assign the Agreement together with all of the Shares it then owns (subject to Section 4, Section 5 and Section 6) to Junshi or any other subsidiary wholly-owned by Junshi, in any such case, without such consent provided that the assignee agrees to assume Junshi’s obligations under Section 4, Section 5 and Section 6 of this Agreement.

9.11Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.12Further Assurances; Survival. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request  in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. The provisions of this Agreement will survive termination.

9.13No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

9.14Equitable Relief. Coherus recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Junshi. Coherus therefore agrees that Junshi is entitled to seek temporary and permanent injunctive relief or specific performance in any such case. Junshi also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Coherus. Junshi therefore agrees that Coherus is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.

9.15Expenses. Coherus and Junshi are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including attorneys’ and consultants’ fees and expenses.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Junshi and Coherus have caused this Agreement to be duly executed as of the date first above written.

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	Chairman & Chief Executive

SHANGHAI JUNSHI BIOSCIENCES CO., LTD.

By:
Name:
Title:

[Signature page to Stock Purchase Agreement]

IN WITNESS WHEREOF, Junshi and Coherus have caused this Agreement to be duly executed as of the date first above written.

COHERUS BIOSCIENCES, INC.

By:
Name:
Title:

SHANGHAI JUNSHI BIOSCIENCES CO., LTD.

By:	/s/ Ning Li
Name:	Ning Li
Title:	CEO

[Signature page to Stock Purchase Agreement]

APPENDIX 1

DEFINED TERMS

“Affiliate” means with respect to any Person, any Person controlling, controlled by or under common control with such first Person. For purposes of this definition, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws; provided, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of Coherus.

“Business Day” means any day other than a Saturday or a Sunday on which the banks in New York, New York, Shanghai, the PRC and the Hong Kong Special Administrative Region are open for business.

“Change of Control” means, with respect to a party, any of the following events occurring after the Closing Date: (a) any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such party or (ii) has the power, directly or indirectly, to elect a majority of the members of the party’s board of directors, or similar governing body; (b) such party enters into a merger, consolidation or similar transaction with another person (whether or not such party is the surviving entity), and as a result of such merger, consolidation or similar transaction (i) the members of the board of directors of such party immediately prior to such transaction constitute less than a majority of the members of the board of directors of such party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person or the ultimate parent entity of such surviving Person in substantially the same proportions as their ownership of Voting Stock of such party immediately prior to such transaction; (c) such party sells or transfers to any third party, in one (1) or more related transactions, properties or assets representing all or substantially all of such party’s consolidated total assets; or (d) the holders of capital stock of such party approve a plan or proposal for the liquidation or dissolution of such party. For the purpose of this definition of Change of Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Exchange Act and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the exchange Act; (b) a “beneficial owner” will be determined in accordance with Rule

13d-3 under the Exchange Act; and (c) the terms “beneficially owned” and “beneficially own” will have meanings correlative to that of “beneficial owner.”

“Closing Date” means the date on which the Closing actually occurs.

“Coherus’ knowledge” means the actual knowledge of Coherus’s Chief Executive Officer or Chief Financial Officer.

“Collaboration Agreement” means that certain Exclusive License and Commercialization Agreement, dated February 1, 2021, by and between Coherus and Junshi.

“Common Stock” means shares of Coherus’s common stock, par value $0.0001 per share.

“Competitor” means any operating company with a biopharmaceutical business, or any other Person that directly or indirectly beneficially owns a majority of the voting securities of or voting interests in such a company, or any direct or indirect majority-owned subsidiary of such a company or of such a Person.

“DOJ” means the U.S. Department of Justice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FTC” means the United States Federal Trade Commission or any successor agency thereto.

“GAAP” means generally accepted accounting principles in the United States of America as applied by Coherus.

“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government and including any stock exchange on which the shares of Coherus or Junshi are listed.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) the business, properties or financial condition of Coherus and its subsidiaries on a consolidated basis, or (b) Coherus’s ability to issue the Shares hereunder; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: (i) any change in the market price or trading volume of Coherus’s stock; (ii) any event, circumstance, change or effect in the industries in which Coherus or its subsidiaries operates or the United States or European economy generally, in financial markets or in political conditions generally; (iii) any act of terrorism, military action or war (whether or not declared), national or international calamity or similar event, any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus), or any escalation or worsening thereof; (iv) any event, circumstance, change or effect arising from or relating to any change in legal requirements or GAAP (or interpretations of any legal requirements thereof);

(v) any study results from clinical trials or preclinical/non-clinical trials of Coherus’s drug candidates; or (vi) any change or effect attributable to the consummation of the transactions contemplated hereby, or the public announcement of the execution of, this Agreement (provided any such public announcement is not in breach of this Agreement or the Collaboration Agreement); provided, further that the exceptions set forth in clauses (i)-(iv) shall only apply to the extent that the effect of the event, circumstance, change or effect is not disproportionately more adverse to Coherus and its subsidiaries in any material respect, taken as a whole, than the effect of the change on comparable businesses or companies in the industry in which Coherus and its subsidiaries operate.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“Nasdaq” means The Nasdaq Global Select Market.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Approvals” means (a) the issuance of a certificate of outbound investment by enterprises by MOFCOM, (b) the approval by NDRC pursuant to the Measures for the Administration of Overseas Investment of Enterprises (Order of the National Development and Reform Commission (No. 11)) (《企业境外投资管理办法》（国家发展和改革委员会令第11号）),

(c) the approval or consent by SAFE, and pursuant to any other applicable PRC laws and regulations, in each case of (a)-(c), with respect to the transactions contemplated hereby.

“Preferred Stock” means shares of Coherus’s preferred stock, par value $0.0001 per share.

“Proxyholder” means Coherus and its Chief Executive Officer in his capacity as an officer of Coherus.

“SAFE” means the State Administration of Foreign Exchange of the PRC (or its competent local counterparts).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.